UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2009

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on June 4, 2003, Visa U.S.A. Inc. (“Visa U.S.A.”), a principal operating subsidiary of Visa Inc., entered into a Settlement Agreement (the “Settlement Agreement”), in the matter In re Visa check/MasterMoney Antitrust Litigation, involving a class action lawsuit challenging certain aspects of the payment card industry under U.S. federal antitrust law. In the Settlement Agreement, Visa U.S.A. agreed to pay approximately $2 billion over a period of ten years, in equal annual installments of $200 million, starting in 2003. On August 31, 2009, Visa U.S.A. entered into an agreement (the “Prepayment Agreement”) with the plaintiffs to modify its remaining payment obligations under the Settlement Agreement. Pursuant to the Prepayment Agreement, which is subject to Court approval, Visa U.S.A. will make a prepayment of its remaining $800 million in payment obligations at a discounted amount of $682 million on the later of September 30, 2009 or the business day after the date upon which the Court enters an order approving the Agreement. The Prepayment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Settlement Agreement was previously filed as Exhibit 10.1 to Visa Inc.’s proxy statement-prospectus on Form S-4, filed on June 22, 2007.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Agreement to Prepay Future Payments at a Discount, dated as of August 31, 2009, by and between Visa U.S.A. Inc. and Co-Lead Counsel, acting collectively as binding representative and agent of the Plaintiffs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.

Date: August 31, 2009

	By:	/s/ Joseph W. Saunders
Joseph W. Saunders
Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement to Prepay Future Payments at a Discount, dated as of August 31, 2009, by and between Visa U.S.A Inc. and Co-Lead Counsel, acting collectively as binding representative and agent of the Plaintiffs.